Quantum Technologies Reports Fiscal 2006 First Quarter Financial Results

Irvine, CA -- September 8, 2005 -- Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leading designer, manufacturer and integrator of packaged fuel systems and accessories for specialty vehicles and applications including hydrogen fuel cell, hybrid, and alternative fuel vehicles, today reported results for its fiscal 2006 first quarter ended July 31, 2005. Conference call information is provided below.

Net revenue reached $47.4 million in the first quarter of fiscal 2006 compared to $6.4 million in the first quarter of fiscal 2005. This increase in overall revenue is a result of the inclusion of Tecstar Automotive Group's operations, which contributed $43.0 million to consolidated revenues in the first quarter.

The Company's net loss increased $5.7 million from $2.4 million in the first quarter of fiscal 2005 to $8.1 million in the first quarter of fiscal 2006 mainly due to increased operating losses incurred in the Quantum Fuel Systems segment as a result of lower product sales and contract revenues, the addition of Tecstar Automotive Group operations which had an operating loss of $1.3 million, and a $1.2 million increase in corporate expenses.

Quantum Fuel Systems operating segment revenues during the quarter were $4.4 million, representing a 31% decrease over the prior year's first quarter, which was $6.4 million. This decrease is primarily due to lower sales of hydrogen fuel metering and fuel storage systems for fuel cell vehicle applications. The decrease is also attributable to lower contract revenue, which was a result of increased cost-to-complete estimates of certain customer funded programs, which impacted the contract revenue recognized during the period based on a percentage completion revenue recognition policy.

Tecstar Automotive Group operating segment revenues during the quarter were $43.0 million, representing an approximate 5% increase on a pro forma basis compared to the first quarter of fiscal 2005. Product sales for the Tecstar Automotive Group totaled $41.2 million during the first quarter of fiscal 2006, consisting of $23.5 million in second-stage automotive manufacturing revenues, $15.5 million in automotive OEM accessory parts revenues, and other product sales of $2.2 million. Cost of product sales for the Tecstar Automotive Group was $37.9 million in the first quarter of fiscal 2006. Contract revenue for the Tecstar Automotive Group was $1.8 million for the first quarter of fiscal 2006.

Alan P. Niedzwiecki, President and CEO, stated, "Although we reported significant revenue growth during the first quarter due to the Tecstar acquisition, we did experience a shortfall in development program revenue. The costs of revenues, particularly on the development programs, were higher than expected and this impacted our overall operating results.  The activity on hydrogen-related development programs remains strong and we are optimistic that these programs will result in increased hydrogen fuel system product sales during the second half of fiscal 2006, compared to the first half of fiscal 2006."

Mr. Niedzwiecki added, "We continue our efforts to integrate the two businesses and have made meaningful strides, but also recognize that we need to continue to focus on reducing our operating expenses and cost structure.  In terms of business development activities, we believe that we are developing valuable relationships with new OEMs in both our hydrogen and mainstream automotive segments that will lead to new business opportunities. Furthermore, we see the rising price of oil as a major driving factor in our alternative fuels and fuel cell vehicle business, and we believe the demand for our products will increase both domestically and internationally."

Quantum Fuel Systems Technologies Worldwide, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended July 31,
	2004	2005
Revenue:
Net product sales	$ 3,358,003	$ 43,273,992
Contract revenue	2,996,944	4,098,352
Total revenue	6,354,947	47,372,344

Costs and expenses:
Cost of product sales	2,663,193	40,441,322
Research and development	3,711,415	6,626,699
Selling, general and administrative	2,199,104	7,051,312
Amortization of intangibles	414,944	1,116,944
Total costs and expenses	8,988,656	55,236,277

Operating loss	(2,633,709)	(7,863,933)

Interest income	208,585	290,433
Interest expense	-	(575,283)
Income tax provision	(800)	(221)

Net loss	$ (2,425,924)	$ (8,149,004)

Basic and diluted loss per share	$ (0.08)	$ (0.15)

Number of shares used in the basic
and diluted per share calculation	31,686,322	52,844,605

Cash Flow Information:
Depreciation and amortization	$ 1,252,354	$ 2,686,119
Cash used in operating activities	2,629,339	22,749,132
Capital expenditures	692,200	1,178,668

	April 30,	July 31,
	2005	2005
Balance Sheet Information:
Cash and cash equivalents	$ 11,736,688	$ 5,549,477
Marketable securities:
Maturing within one year	32,101,357	28,152,486
Maturing after one year	4,001,182	3,237,390
Property & equipment, net	20,280,405	20,373,859
Goodwill & intangibles, net	154,736,201	153,236,384
Total assets	277,661,780	279,054,156
Current liabilities	38,797,585	35,661,744
Long-term debt	19,656,162	32,202,196
Stockholders' equity	219,208,033	211,190,216
Working capital	58,954,852	65,646,823

Financial Results Call Scheduled:

Thursday, September 8, 2005

1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (706) 643-3625, ID #9310404

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until September 13, 2005 at 8:59 p.m. Pacific time. The number for this service is (800) 642-1687 or (706) 645-9291. The call will also be available on the Company's Investor Relations web page by September 13, 2005 for approximately two weeks: http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8252.

About Quantum

Quantum is a leader in powertrain engineering, system integration, and manufacturing of packaged fuel systems and accessories for specialty vehicles and applications, including fuel cells, hybrids, alternative fuels, hydrogen refueling, new body styles, mid-cycle vehicle product enhancements, and high performance engines and drive trains for OEMs and consumers of specialty equipment parts and accessories. Quantum also designs and manufactures hybrid and fuel cell vehicles.

Quantum has product commercialization alliances with General Motors, AM General, Sumitomo, and IMPCO. Quantum's customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, DaimlerChrysler, Sunline, Yamaha, AeroVironment, and the U.S. Army.

More information can be found about Quantum's products and services at www.qtww.com.

Quantum is a member of the Russell 2000® and Russell 3000® indexes.

Forward Looking Statements

Statements in this document regarding future financial and operating results, future growth in customers and development programs, benefits and synergies of the merger with Starcraft, the development and commercialization of fuel cell vehicles and applications, new or expanded customer contracts, the impact of oil prices on demand for our products, the commitment of OEMs and other entities to the hydrogen economy, future opportunities for Quantum, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: variations in pricing, engineering and material costs, development costs, other general costs and expenses; any failure to realize anticipated savings from consolidation of operational, general and administrative expenses; the failure to complete the Tecstar integration and fully realize the synergies and other perceived advantages resulting from the merger; costs and potential litigation associated with the merger; the ability to retain key personnel; the Company's ability to successfully execute its business strategies; growth of the alternative fuel, fuel cell and specialty vehicle markets; the levels of commitment by OEMs, governments and other entities to the commercialization of fuel cell and alternative fuel technologies; our dependence on General Motors for a substantial majority of our revenues; the timing of product cycles for our OEM customers; delays in the development of a commercial market for our products; our reliance on a limited number of suppliers for raw materials used in our products; shortages of raw materials, particularly high-strength fiber used in our products; competitive conditions in the industry; business cycles affecting the markets in which the Company conducts business; government support and funding of hydrogen initiatives; and economic conditions generally. Additional factors may be found in Quantum's Form 10-K for the year ended April 30, 2005 and in the other documents filed by Quantum with the Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company's management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Dale Rasmussen

Investor Relations

+1-206-315-8242

Cathy Johnston

Director of Communications and Corporate Support

+1-949-399-4548

cjohnston@qtww.com

©2005 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500 Fax 949-399-4600